UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 26, 2015

SFX Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

(646) 561-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 26, 2015, SFX Entertainment, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SFXE Acquisition LLC, a Delaware limited liability company (“Purchaser”), and SFXE Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub” and, together with Purchaser, the “Purchaser Parties”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger. Purchaser and Merger Sub are affiliates of Sillerman Investment Company III LLC (“SIC”), an entity controlled by Robert F.X. Sillerman, the Chairman and Chief Executive Officer of the Company.  As of the date of the Merger Agreement, SIC and its affiliates (collectively, including Mr. Sillerman and the Purchaser Parties, the “RS Investors”) beneficially own 37.4% of the issued and outstanding capital stock of the Company.

A special committee consisting solely of independent and disinterested members of the Company’s Board of Directors (the “Special Committee”) led the negotiations of the Merger Agreement.  The Special Committee unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to the Company’s stockholders (other than the RS Investors) (such stockholders, the “Disinterested Stockholders”), and unanimously recommended that the Board of Directors of the Company (the “Board”) approve the Merger Agreement and the transactions contemplated therein, including the Merger. Based on the Special Committee’s recommendation, the Board unanimously (with Mr. Sillerman abstaining) (1) determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to the Disinterested Stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, and (3) resolved to recommend that the Company’s stockholders vote for the adoption of the Merger Agreement.

At the effective time of the Merger (“Effective Time”), each share of the Company’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, other than certain excluded shares and the shares held by the RS Investors, will be converted into the right to receive $5.25 in cash, without interest (the “Cash Merger Consideration”), except that each person who is a holder of record of the Company’s common stock prior to a specified election deadline will be entitled to make an election (a “Stock Election”) to receive, in lieu of the Cash Merger Consideration, one share of non-voting Class B common stock, par value $0.0001 per share, of the surviving corporation of the Merger (the “Stock Merger Consideration” and, together with the Cash Merger Consideration, the “Merger Consideration”) pursuant to the election procedures set forth in the Merger Agreement. Each share of common stock of the Company held by any of the RS Investors will be converted into the right to receive one share of voting Class A common stock, par value $0.0001 per share, of the surviving corporation.

If the number of record holders making valid Stock Elections (the “Stock Electing Holders”) exceeds 275, the 275 record holders in respect of which valid Stock Elections have been made (and not revoked) with respect to the greatest number of shares of the Company’s common stock will receive the Stock Merger Consideration for the shares in respect to which Stock Elections were made; the Stock Elections of the remaining Stock Electing Holders will be deemed withdrawn and their shares will be converted into the right to receive the Cash Merger Consideration.

Pursuant to the Merger Agreement, as of the Effective Time, each option to purchase shares of the Company’s common stock that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be cancelled (other than options held by Mr. Sillerman, which shall remain outstanding) and the holder of each such cancelled option with an exercise price per share less than the Cash Merger Consideration will be entitled to receive from the surviving corporation, in settlement thereof, cash (without interest and net of applicable withholding taxes) in an amount equal to the product of (a) the excess, if any, of the Cash Merger Consideration over the exercise price per share of the option multiplied by (b) the total number of shares subject to the option, within 15 days after the Effective Time.  As of the Effective Time, each outstanding option to purchase shares of the Company’s common stock that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, held by Mr. Sillerman will become an option in respect of a number of shares of Class A common stock of the surviving corporation equal to the number of shares of the Company’s common stock subject to such option immediately prior to the Effective Time, subject to the same exercise price per share and any applicable vesting terms in effect prior to the Effective Time.

Pursuant to the Merger Agreement, as of the Effective Time, (i) each time-based restricted stock award granted under any compensation plan or arrangement of the Company (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time and that is held by any holder other than Mr. Sillerman will be converted into the right to receive an amount in cash (without interest, and subject to deduction for any required withholding taxes) equal to the product of (A) the Cash Merger Consideration and (B) the number of shares of common stock of the Company subject to such Company Restricted Stock Award, and such amount will be payable within 15 days after the Effective Time, and (ii) each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time and that is held by Mr. Sillerman will become a Company Restricted Stock Award for a number of shares of Class A common stock of the surviving corporation equal to the number of shares of common stock of the Company subject to such Company Restricted Stock Award immediately prior to the Effective Time, subject to the same vesting terms as in effect prior to the Effective Time.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholders meeting that will be held on a date to be announced. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be adopted by the affirmative vote of the holders of (1) at least a majority of all outstanding shares of common stock and (2) at least a majority of all outstanding shares of common stock held by Disinterested Stockholders (together, the “Company Stockholder Approvals”).  Consummation of the Merger is subject to certain other customary conditions, including, among others, (i) the absence of any law, injunction or judgment that prohibits or makes illegal the consummation of the Merger, (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable non-U.S. antitrust or competition-related laws, (iii) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers), (iv) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects and (v) the absence of a material adverse effect on the Company.  In addition, each party’s obligation to consummate the merger is subject to the receipt of an opinion from the financial advisor to the Special Committee to the effect that the Merger Consideration is fair, from a financial point of view, to holders of the Company’s common stock (other than the RS Investors and holders who validly exercise dissenters’ rights under Delaware law). The Merger Agreement does not contain a financing condition.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, not to engage in certain kinds of transactions during this period, and to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval.

Pursuant to the terms of a “go-shop” provision in the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. (New York time) on July 10, 2015, the 45th calendar day after the date of the Merger Agreement (the “No-Shop Period Start Date”), the Company and its subsidiaries and their respective representatives may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide nonpublic information to such third parties and participate in discussions and negotiations with such third parties regarding alternative acquisition proposals. Beginning on the No-Shop Period Start Date, the Company will become subject to customary “no shop” restrictions on its, its subsidiaries’ and their respective representatives’ ability to initiate, solicit or encourage alternative acquisition proposals from third parties and to provide information to or participate in discussions or negotiations with third parties regarding alternative acquisition proposals.  However, the Company may continue to engage in the foregoing activities with any third party that contacted the Company and made an alternative acquisition proposal prior to the No-Shop Period Start Date that the Special Committee has determined in good faith, after consultation with outside counsel and its financial advisors, constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) (each, an “Excluded Party”), but only for so long as such third party is an Excluded Party.

The Merger Agreement generally prohibits the Board from changing its recommendation of the Merger Agreement or the transactions contemplated thereby.  However, prior to the Company Stockholder Approval, the Board may change its recommendation (a “Change of Recommendation”) upon the occurrence of a development or change in circumstances that occurs or arises after the time of execution of the Merger Agreement (other than a Superior Proposal (as defined below)) that was not known to the Special Committee or the Board (excluding Mr. Sillerman) at the time of execution of the Merger Agreement (an “Intervening Event”) if, after consultation with outside counsel and upon recommendation thereof by the Special Committee, the Board determines that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to stockholders under applicable law.  In addition, prior to the Company Stockholder Approval, the Board may change its recommendation in order to approve, and authorize the Company to enter into, an alternative acquisition proposal if the Special Committee has determined in good faith, after consultation with outside counsel and its financial advisors, that such alternative acquisition proposal is more favorable from a financial point of view to the Disinterested Stockholders than the Merger, taking into account all of the terms and conditions of such acquisition proposal (including the financing, prospects and timing of consummation thereof) and the Merger Agreement (taking into account any adjustments to the Merger Agreement as described below) (a “Superior Proposal”). However, prior to taking the actions described above, the Company must provide the Purchaser Parties with at least five business days advance written notice (the “Notice Period”) of its intention to change its recommendation to the Company’s stockholders due to the occurrence of an Intervening Event or to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, the basis for such change or termination, and, if applicable, details of such Intervening Event or the material terms of any alternative acquisition proposal that constitutes a Superior Proposal. To the extent the Purchaser Parties wish to negotiate, the Company must, and must cause its representatives to, negotiate with the Purchaser Parties in good faith during the Notice Period to make such adjustments in the terms and conditions of the Merger Agreement as would cause the acquisition proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal.  Following the Notice Period, the Board may change its recommendation or terminate the Merger Agreement if the Board and the Special Committee determine in good faith that any changes offered in writing by Purchaser prior to the end of the Notice Period would not affect the Board’s prior determination of the need for a Change of Recommendation or that the alternative acquisition proposal continues to constitute a Superior Proposal.  If the Company intends to terminate the Merger Agreement and concurrently enter into a definitive agreement providing for a Superior Proposal, (i) in the event of any material revisions to the financial terms of such Superior Proposal, the Company is required to deliver a new written notice to Purchaser, except that the Notice Period shall be reduced to three business days (rather than the five business days) and (ii) prior to or concurrently with the execution of such definitive agreement, the Company is required to enter into arrangements to provide for (x) the termination or replacement of all outstanding guarantees and other credit support obligations of the Company and/or its subsidiaries provided or posted by Mr. Sillerman or his affiliates (the “Sillerman Credit Supports”), and the release of all collateral posted pursuant thereto, (y) the release of the Mr. Sillerman and his affiliates from any and all support obligations under the Sillerman Credit Supports, and (z) the reimbursement of Mr. Sillerman and his affiliates for all of the costs and expenses incurred and payments made by them in respect of the Sillerman Credit Supports.

The Merger Agreement contains certain termination rights for the Company and Purchaser. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Purchaser a termination fee. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement in respect of a Superior Proposal prior to the No-Shop Period Start Date, the termination fee payable by the Company to Purchaser will be $7,800,000. If the termination fee becomes payable by the Company under any other circumstances, the amount of the termination fee will be $15,500,000. If the Merger

Agreement is terminated by either the Company or the Purchaser because the Company Stockholder Approvals have not been obtained, the Company is required to reimburse the Purchaser for its actual, documented fees and expenses (including all fees and expenses of counsel, accountants, investment banks and consultants to Purchaser, Merger Sub, Guarantor or Mr. Sillerman, and all actual, documented fees and expenses of financing sources for which Purchaser, Merger Sub, Guarantor or Mr. Sillerman may be responsible) incurred by Purchaser, Merger Sub, Guarantor, Mr. Sillerman or their respective affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum amount of $5,000,000.

The Merger Agreement also provides that Purchaser will be required to pay the Company a reverse termination fee of $7,800,000 if the Merger Agreement is terminated because Purchaser fails to complete the Merger after the closing conditions are satisfied or fails to deliver financing commitments within 10 days following written request by the Special Committee (provided that the Special Committee may only make such request after the No-Shop Period Start Date); provided that the reverse termination fee will increase to $31,000,000 if such termination occurs following Purchaser’s delivery of its financing commitments.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by January 5, 2016.

In connection with the execution of the Merger, Agreement, SIC has provided the Company with a limited guaranty in favor of the Company, guaranteeing Purchaser’s obligation to pay the reverse termination fee if such fee becomes payable by Purchaser to the Company pursuant to the Merger Agreement.

The foregoing description of the Merger Agreement and the limited guaranty does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement and the limited guaranty, attached as Exhibit 2.1 and 10.2 respectively to this Current Report on Form 8-K, which are incorporated herein by this reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting and Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, Mr. Sillerman and SIC entered into a Voting and Support Agreement with the Company (the “Voting Agreement”). As of May 26, 2015, Mr. Sillerman and SIC have beneficial ownership of approximately 37.4% of the Company’s total issued and outstanding shares.  Pursuant to the Voting Agreement, Mr. Sillerman and SIC have agreed to vote all shares of the Company’s common stock owned by them in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and against any other action or agreement that (1) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (2) could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (3) is intended or would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

In addition, pursuant to the Voting Agreement, Mr. Sillerman and SIC have agreed to vote all their shares in favor of a Superior Proposal that (i) provides for the stockholders to receive at closing cash consideration in an amount, or freely tradable (unrestricted) securities listed on a national securities exchange with a trading value at the time of such transaction, in excess of 2.5% of the per share cash consideration payable under the Merger Agreement and (ii) is reasonably likely to close within six months of the execution of a definitive agreement (such Superior Proposal, an “Acceptable Transaction”).

The Voting Agreement will terminate at the Effective Time or, if earlier, the date of the termination of the Merger Agreement, except that if the Company enters into a definitive agreement for an Acceptable Transaction upon the termination of the Merger Agreement, the obligation of Mr. Sillerman and SIC to vote in favor of such Acceptable Transaction will remain in effect until the earlier of (1) the consummation of the Acceptable Transaction and (2) the six month anniversary of the execution of the definitive agreement relating to the Acceptable Transaction.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Additional Information and Where to Find It

The Company plans to file a proxy statement for the solicitation of votes of the Company’s stockholders to approve the merger. THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY DECISION REGARDING VOTING ON THE TRANSACTION.  These documents will be made available to Company stockholders at no expense to them and will also be available for free at the SEC’s website at www.sec.gov.  Additional copies may be obtained for free by contacting the Company at 646 561 6400.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction.  Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K, as amended, filed with the SEC.  Other information regarding potential participants in the proxy solicitation will be contained in the Company’s proxy statement filed in connection with the transaction.

Forward-looking Statements

This Current Report on Form 8-K and the exhibits furnished or filed herewith may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the required stockholder approval may not be obtained; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) the risk that Mr. Sillerman may not have sufficient funds to consummate the transaction; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Item 8.01 — Other Information.

A copy of the press release issued by the Company announcing the proposed Merger is filed as Exhibit 99.1 to this report and is incorporated by reference in this Item 8.01.

Item 9.01 — Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of May 26, 2015, by and among SFX Entertainment, Inc., SFXE Acquisition LLC and SFXE Merger Sub Inc.

10.1	Voting and Support Agreement, dated as of May 26, 2015, by and among SFX Entertainment, Inc., Sillerman Investment Company III LLC and Robert F.X. Sillerman.

10.2	Limited Guaranty, dated as of May 26, 2015, by Sillerman Investment Company III LLC to and in favor of SFX Entertainment, Inc.

99.1	Press Release dated May 26, 2015.

*                                         Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: May 27, 2015	By:	/s/ Richard Rosenstein
Richard Rosenstein
Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 26, 2015, by and among SFX Entertainment, Inc., SFXE Acquisition LLC and SFXE Merger Sub Inc.

10.1	Voting and Support Agreement, dated as of May 26, 2015, by and among SFX Entertainment, Inc., Sillerman Investment Company III LLC and Robert F.X. Sillerman.

10.2	Limited Guaranty, dated as of May 26, 2015, by Sillerman Investment Company III LLC to and in favor of SFX Entertainment, Inc.

99.1	Press Release dated May 26, 2015.